Contacts:
Stephan Rohaly Chief Financial Officer +49 89 95 95 5101 srohaly@scmmicro.de	Darby Dye Investor Relations–US 510 360 2302 ddye@scmmicro.com

SCM MICROSYSTEMS ANNOUNCES DEPARTURE OF CEO

Fremont, CA – June 19, 2007 – SCM Microsystems, Inc. (Nasdaq: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced that Robert Schneider, SCM’s founder, chief executive officer and director, will leave SCM at the end of the month. Mr. Schneider’s decision to step down comes on the heels of a successful restructuring of SCM’s operations that has increased focus on the company’s PC Security business and resulted in a significantly reduced cost structure, buttressing the Company’s position as a leading provider of secure reader technology for the expanding global smart card applications market.

SCM’s Board of Directors has initiated a search for a new chief executive officer. Until a successor is selected, Stephan Rohaly, SCM’s current chief financial officer, will also take on the role of interim CEO.

Concerning Mr. Schneider’s decision to leave the Company, Werner Koepf, chairman of the Board of SCM, commented, “Over the last fifteen years, Robert Schneider has played a significant role in the development of secure access solutions for both the IT and the digital TV markets. Under Robert’s guidance, SCM became one of the first providers of standards-based, plug-and-play security for PCs and digital TV set-top boxes and quickly established itself as an industry leader in reader technology for the smart card market. His vision and dedication have contributed to the development of technologies that have changed the way companies do business, consumers buy products and governments serve citizens. We are deeply appreciative for all he has done for the industry and in particular for SCM Microsystems. We wish him all the best in his future undertakings.”

About SCM Microsystems

SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells the industry’s broadest range of smart card reader technology for secure PC, network and physical access and digital media readers for transfer of digital content to OEM customers in the government, financial, enterprise, consumer electronics and photographic equipment markets worldwide. Global headquarters are in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.